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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cal Amp Corp.:

We consent to the incorporation by reference of our report dated April 6, 2004, except as to Note 16, which is as of April 12, 2004, with respect to the consolidated balance sheets of Cal Amp Corp. (formerly California Amplifier, Inc.) as of February 28, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended February 28, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement. Our report refers to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets."

KPMG LLP

Los Angeles, California
October 14, 2004